SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                           (Amendment No.___2____)(1)


                            MERCURY WASTE SOLUTIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  589413 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 589413 10 3                  13G                     Page 2 of 6 Pages
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Alan R. Geiwitz
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY



----------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


         USA
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           285,900
               _________________________________________________________________

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         285,900
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         285,900
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [x]
-----------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.2%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


         IN
--------------------------------------------------------------------------------




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CUSIP No. 589413 10 3                  13G                     Page 3 of 6 Pages
________________________________________________________________________________
Item 1(a).  Name of Issuer:

        MERCURY WASTE SOLUTIONS, INC.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:
        302 North Riverfront Drive
        Mankato, Minnesota 56001
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

        ALAN R. GEIWITZ
________________________________________________________________________________
Item 2(b).  Address of Principal
Business Office, or if None, Residence:

        333 SOUTH SEVENTH STREET - SUITE 2530
        MINNEAPOLIS, MINNESOTA   55402
________________________________________________________________________________
Item 2(c).  Citizenship:

        USA
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

        COMMON STOCK, $.01 PAR VALUE
________________________________________________________________________________
Item 2(e).  CUSIP Number:

        589413 10 3
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.
     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 589413 10 3                  13G                     Page 4 of 6 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                  285,900
          ----------------------------------------------------------------------
          (b) Percent of class:

                  8.2%
          ----------------------------------------------------------------------
     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:     285,900
                                                         -----------------------
          (ii)  Shared power to vote or to direct the vote:      0
                                                           --------------------

          (iii) Sole power to dispose or to direct the disposition of:  285,900
                                                                      ----------

          (iv)  Shared power to dispose or to direct the disposition of:  0
                                                                        --------
________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, please check the following [ ].

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
         N/A
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A
________________________________________________________________________________
Item 8.  Identification  and Classification  of Members of the Group.

         N/A
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         N/A
________________________________________________________________________________
Item 10. Certifications.


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2003                /s/ ALAN R. GEIWITZ
                                       ---------------------------------------
                                           ALAN R. GEIWITZ

                                    Exhibit A


                            To Form 13G (Individual)


The filing of this report shall not be construed as an admission by the person identified in Item 2(a) that, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act, he is the "beneficial owner" of any equity securities listed below; and such person expressly disclaims that he is part of a "group."


Record Owner's Relationship              Record Owner's           Number
  to Reporting Person                    Type of Ownership       of shares
---------------------------              -----------------       ---------

Shares held in IRA for
benefit of spouse                           Indirect           3,000 shares




These shares are not reported in Item 4(a) and are noted here for information only.